Exhibit 10.11

RESTATED FLUSHING SAVINGS BANK, FSB SUPPLEMENTAL SAVINGS INCENTIVE PLAN (Restated as of January 1, 2002)

Unless otherwise required by the context, the capitalized terms used herein without definition are defined in the Flushing Savings Bank, FSB 401(k) Savings Plan (the "401(k) Plan") and shall have the same meanings as used therein.

DEFINITIONS

The following terms shall have the meanings set forth below when used in this Supplemental Savings Incentive Plan (the "Plan"):

     (a) Deferral Credit - the amount of a Participant's compensation deferred pursuant to the Plan.

     (b) Matching Credit - the amount credited pursuant to the Plan by Flushing Savings Bank, FSB (the "Bank") on behalf of a Participant equal to 50% of the Participant's Deferral Credit, or such other percentage of the Participant's Deferral Credit as may be determined on a prospective basis by resolution of the Board of the Bank.

     (c) Supplemental Credit - the amount credited pursuant to the Plan by the Bank equal to the amount that would have been contributed to a Participant's account under the Flushing Financial Corporation Stock-Based Profit Sharing Plan (the "Profit Sharing Plan") but for the limitations imposed by the Internal Revenue Code (the "Code"), including without limitation, Section 401(a)(17), Section 415, and the exclusion from Compensation (as defined in the Profit Sharing Plan) of amounts deferred under this Plan (collectively, the "Code Limitations").

1.   PURPOSE OF THE PLAN

The purpose of this Plan is (i) to provide a procedure whereby certain senior officers of the Bank are permitted to defer a portion of their compensation and to receive Matching Credits with respect to such deferrals, and (ii) to provide Supplemental Credits for certain senior officers whose benefits under the Profit Sharing Plan are subject to the Code Limitations. It is intended that the Plan be an unfunded plan of deferred compensation covering a select group of highly compensated or management employees.

2.   EFFECTIVE DATE

The Plan first became effective on January 1, 1990 and was amended and restated at various times, most recently as of November 26, 1996. This Restatement reflects amendments adopted by the Board of Directors of the Bank on July 18, 2000.

3.   ELIGIBILITY

All vice presidents or above of the Bank who have completed at least one year of service shall be Participants in the Plan.

4.   TYPES OF CREDITS

Deferral Credits. Each Participant shall be entitled to defer compensation under this Plan. The maximum amount that a Participant may defer from his compensation for a calendar year shall be equal to 15% of his Actual Compensation, less 6% of his compensation as defined for purposes of the 401(k) Plan. Actual Compensation for this purpose shall mean a Participant's base compensation for a calendar year without reduction for any pre-tax contributions to the 401(k) Plan or to any other pension or welfare plan maintained by the Bank, and without regard to any limitation on



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compensation  imposed by Section  401(a)(17) of the Code.  The amount by which a
Participant defers his compensation for a calendar year shall be credited by the Bank on behalf of such Participant, and shall be referred to as a Deferral Credit.

All deferrals of compensation agreed to by a Participant for a calendar year shall be in writing on a form prepared by the Bank. Each such deferral election shall be entered into before the beginning of the calendar year to which it relates, except that any person who first becomes eligible to participate in the Plan during a calendar year may elect within 30 days of first becoming eligible to defer a portion of his compensation (as provided in this Plan) earned after the date of such election. All elections shall be irrevocable for the duration of the year or the remaining portion of the year for which the election is made.

Matching Credits. In addition to a Participant's Deferral Credit, in each calendar year the Bank shall also credit each Participant in the Plan with a Matching Credit in an amount equal to 50% (or such other percentage as determined by the Board on a prospective basis) of such Participant's Deferral Credit for such calendar year.

Supplemental Credits. In addition to Deferral Credits and Matching Credits, the Bank shall also credit each Participant in the Plan with a number of phantom shares ("Phantom Shares") of common stock of Flushing Financial Corporation ("Common Stock") equal to the number of shares of Common Stock that would have been credited to the Participant's account under the Profit Sharing Plan but for the Code Limitations, such additional credits to be referred to as Supplemental Credits.

5.   TIME OF CREDITING; EARNINGS

All Deferral Credits, Matching Credits, and Supplemental Credits (collectively referred to as "Credits") made on behalf of a Participant pursuant to Paragraph 4 above shall be credited by the Bank as an item of indebtedness of the Bank to the Participant. A Participant's Deferral Credit shall be credited to the Participant as a fixed dollar amount on the date that the deferred compensation with respect to which such Credit arises would have been paid by the Bank to the Participant (but for such deferral). Each Matching Credit shall be credited as a fixed dollar amount at the same time as the Deferral Credit to which it relates. Each Supplemental Credit shall be credited at the same time as related contributions are made to the Profit Sharing Plan.

Prior to July 1, 1991 all Deferral Credits and Matching Credits accrued interest, compounded from month to month on the basis of the balance of such Credits (plus accrued interest) on the first day of the preceding month at a rate determined by the Board of Trustees of the Flushing Savings Bank (predecessor to the Bank) at the beginning of each calendar year.

Effective as of July 1, 1991, all Deferral Credits and Matching Credits, and all accrued interest thereon, shall be deemed to be invested in one or more of the investment funds offered by Retirement System Fund, Inc. or in such other funds as may be specified by the Bank from time to time, in multiples of 10%, as directed from time to time no more frequently than once each calendar quarter by the respective Participant.

Supplemental Credits shall be deemed to be invested exclusively in Common Stock, provided, however, that in the event of a transaction described in the first paragraph of Paragraph 13, Supplemental Credits shall be deemed invested in the manner set forth in such paragraph.

Participants shall be credited, at least quarterly, with the earnings (or losses) on such deemed investments.

6.   VESTING

A Participant's Deferral Credits shall be 100% vested. Matching Credits and Supplemental Credits made on behalf of a Participant shall become 100% vested upon the Participant's death while employed by Flushing Financial Corporation (the "Holding Company"), the Bank or any Affiliated Employer, or upon a Change of Control (as defined in Paragraph 13) while employed by the Holding Company, the Bank, or an Affiliated Employer, and otherwise shall vest in accordance with the vesting schedule under the 401(k) Plan or the Profit Sharing Plan, as the


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case may be,  taking into  account any  service  for  vesting  purposes  that is recognized under the 401(k) Plan or the Profit Sharing Plan, as the case may be. If a Participant terminates employment (for reasons other than death, retirement or disability) at a time when he is less than 100% vested in his Matching Credits or Supplemental Credits, the non-vested portion of such Matching Credits and/or Supplemental Credits shall at that time be forfeited, and such forfeiture shall not be restored, irrespective of whether the Participant again becomes an employee of the Holding Company, the Bank or any Affiliated Employer.

7.   METHOD OF PAYMENT

The aggregate amount of a Participant's Deferral Credits and the vested portion of his Matching Credits and Supplemental Credits (including all earnings credited thereon) shall be paid to the Participant in the form of a cash lump sum within sixty (60) days following his termination of employment with the Holding Company, the Bank or any Affiliated Employer, unless the Bank and the Participant agree otherwise or the Participant elects, at least twelve (12) months prior to such termination of employment, to receive his benefits either
(i) in the form of a cash lump sum within sixty (60) days following the last day of the calendar year in which occurs his termination of employment, or (ii) in substantially equal annual installments over a period of five (5) or fewer years commencing within sixty (60) days following the Participant's termination of employment. Such election must be made by written notice delivered to the Bank and shall indicate whether payment of any unpaid benefits shall be made in a lump sum upon the Participant's death.

During the period of any installment distribution, the balance of funds owed to such former Participant shall be deemed to be invested by the Bank in accordance with the provisions set forth in Paragraph 5 above as they would be applicable to a Participant who continued to be employed by the Bank. The amount of each installment shall be equal to the total value of a Participant's Deferral Credits and the vested portion of his Matching Credits and Supplemental Credits (including all earnings credited thereon) ten (10) days prior to the relevant installment payment date, divided by the total number of remaining installment payments elected. The Participant's account in the Plan shall be debited by the amount of any payment made to the Participant from his account.

Notwithstanding any election by a Participant to defer payment of benefits following termination of employment, in the event that (i) a Participant has a termination of employment (for any reason) within three (3) years after a Change of Control, or (ii) a Change of Control occurs at any time after a Participant's termination of employment, the aggregate amount of the Participant's Deferral Credits and the vested portion of his Matching Credits and Supplemental Credits (including the vested portion of all earnings credited thereon) which have not previously been paid to such Participant shall be paid to the Participant in the form of a cash lump sum within thirty (30) days following the Participant's termination of employment (in the case of clause (i)) or the Change of Control (in the case of clause (ii)).

8.   BENEFICIARY

Each Participant may, at any time, designate a beneficiary to receive his Deferral Credits and vested Matching Credits and Supplemental Credits under the Plan in the event of his death prior to all such amounts being paid to him. Such designation of beneficiary shall become effective when received by the Bank, and shall be on a form provided by or otherwise acceptable to the Bank.

In the event of the death of a Participant either prior to designating a beneficiary pursuant to this Paragraph 8, or concurrent with or after the death of such beneficiary, or in the event of such beneficiary's death before he is paid all of the amounts due to him as a result of the Participant's death, such amounts shall be paid to the estate of the later to die of the Participant or his beneficiary; provided, however, that in the event that the Participant provides for a contingent beneficiary and such contingent beneficiary is surviving at the time of the later of the death of the Participant or his primary beneficiary, such amount shall be paid to such contingent beneficiary. A Participant may designate a trust as a beneficiary.


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9.   NONASSIGNABILITY

A Participant's or beneficiary's right to any Credits accumulated hereunder shall not be transferable or assignable, except by reason of the laws of descent and distribution.

10.  NO EQUITABLE OR SECURITY RIGHT CREATED

The Holding Company or the Bank, by determination of the Board, may at some future date enter into an agreement with another organization to hold the deferred funds and administer the Plan in accordance with the rules and procedures outlined herein. Notwithstanding the foregoing, no Participant or beneficiary entitled to receive Credits (including earnings credited thereon) under this Plan shall have any equitable or security rights in any specific assets of the Holding Company or the Bank, and the rights of Participants or their beneficiaries under this Plan shall not be greater than the rights of unsecured general creditors of the Holding Company or the Bank.

All Credits shall constitute general assets of the Holding Company or the Bank and neither a Participant nor any designated beneficiary shall have any rights in or against any amounts held by the Holding Company or the Bank as Credits under this Plan. Credits may not be encumbered or assigned by a Participant or any beneficiary.

11.  EFFECT OF DETERMINATION

If any amounts deferred pursuant to the Plan are found in a "determination" (within the meaning of Section 1313(a) of the Internal Revenue Code of 1986, as amended) to have been includible in gross income by a Participant prior to payment of such amounts under the Plan, such amounts shall be immediately paid to such Participant, notwithstanding his deferral and payment elections.

12.  TAX WITHHOLDING

If upon the crediting or payment of any benefits under the Plan, the Bank or any related employer shall be required to withhold any amounts with respect to such benefits by reason of any federal, state or local tax laws, rules or regulations, then the Bank or such employer shall be entitled to deduct and withhold such amounts from any such benefits. In any event, the recipient of such benefits shall make available to the Bank or such employer, promptly when requested by the Bank or the employer, sufficient funds or other property to meet the requirements of any withholding; furthermore, the Bank or such employer shall be entitled to take and authorize such steps as it may deem advisable in order to have the amounts required to be withheld made available to it out of any funds or property payable to the recipient of the benefits, whether under the Plan or otherwise.

13.  CHANGE OF CONTROL

In the event of a merger, acquisition or other corporate transaction as a result of which the Common Stock is no longer outstanding or the Bank or the Holding Company survives as a subsidiary of another entity, each share of Phantom Stock credited as Supplemental Credits shall be converted to a fixed dollar amount equal to the fair market value of the cash, securities, and/or other property payable in the merger or other transaction to the holder of a share of Common Stock, and thereafter Supplemental Credits shall be deemed to be invested in the same manner as Deferral Credits and Matching Credits.

For purposes of this Plan, a "Change of Control" means:

     (a) the acquisition of all or substantially all of the assets of the Bank or the Holding Company by any person or entity, or by any persons or entities acting in concert;

     (b) the occurrence of any event if, immediately following such event, a majority of the members of the Board of Directors of the Bank or the Holding Company or of any successor corporation shall consist of persons other than Current Members (for these purposes, a "Current Member" shall mean any member of the Board of Directors of the Bank or the Holding Company as of the



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          effective date of the Bank's conversion from the mutual to the capital stock form of ownership, and any successor of a Current Member whose nomination or election has been approved by a majority of the Current Members then on the Board of Directors); or

     (c) the acquisition of beneficial ownership, directly or indirectly (as provided in Rule 13d-3 under the Securities Exchange Act of 1934 (the "Act"), or any successor rule), of 25% or more of the total combined voting power of all classes of stock of the Bank or the Holding Company by any person or group deemed a person under Section 13(d)(3) of the Act; or

     (d) approval by the stockholders of the Bank or the Holding Company of an agreement providing for the merger or consolidation of the Bank or the Holding Company with another corporation where the stockholders of the Bank or the Holding Company, immediately prior to the merger or consolidation, would not beneficially own, directly or indirectly, immediately after the merger or consolidation, shares entitling such stockholders to 50% or more of the total combined voting power of all classes of stock of the surviving corporation.

14.  CHOICE OF LAW

This Plan shall be construed in accordance with the laws of the State of New York, without reference to conflicts of law principles.

15.  MISCELLANEOUS

     (a) The Plan shall be administered by the Bank's Benefits/Compensation and Insurance Committee. The decision of such Committee with respect to any questions arising as to the interpretation of this Plan, including the severability of any and all of the provisions thereof, shall be final, conclusive and binding.

     (b) The Bank reserves the right to modify this Plan from time to time or to terminate the Plan entirely by action of the Board; provided, however, that no modification or termination of this Plan shall operate to reduce amounts already credited to a Participant under the Plan, or to reduce the right to future earnings credits as set forth in Paragraph 5, unless the affected Participant consents.

     (c) No amounts owed hereunder shall be deemed a deposit or a checking or savings account.